Exhibit 99.2

LETTER TO STOCKHOLDERS ISSUED BY DIAMONDBACK ENERGY, INC.

Midland, TX (May 1, 2023)

Diamondback Stockholders,

This letter is meant to be a supplement to our earnings release and is being furnished to the Securities and Exchange Commission (SEC) and released to our stockholders simultaneously with our earnings release. The intent of this new form of communication is to increase transparency with our stockholders and add additional color as to how management is thinking about the business outside of the numbers presented in the earnings release. Instead of beginning tomorrow morning’s earnings call with prepared remarks, we will instead move straight to Q&A. I hope you enjoy this new form of stockholder communication. Please see the information regarding forward-looking statements and non-GAAP financial information included at the end of this letter.

Production:
Diamondback continued to execute in the first quarter, with oil production near the high end of our first quarter guidance and total production above the high end of our guidance. Production is expected to continue to increase in the second quarter as we will have a full quarter of contribution from our Lario acquisition in our numbers, as well as some expected organic growth. This trend is expected to continue through 2023 as we bring on large pads with high net revenue interest in our core development areas in the Northern Midland Basin. Therefore, we are guiding to second quarter production of 258 – 261 MBO/d (430 – 436 MBOE/d), and remain confident in our full year production projection of 256 – 262 MBO/d (430 – 440 MBOE/d).

Oil realizations were slightly lower than prior quarters at 96% of WTI, as WTI declined in the quarter and we had one-time true up payments for our Brent-linked marketing contracts. We still expect to realize at least 95% of WTI when WTI is at least $65 per barrel, with some quarters above that number. Gas realizations were also weaker than expected and hit by one-time items, but we expect unhedged realizations to normalize around Waha less $0.60 - $0.80 per mcf. We expect periodic continued price weakness at the Waha pricing hub through 2024, and have therefore hedged most of our price exposure.

Capital Expenditures:
Cash capex for the first quarter was $657 million. We expect capex to increase in the second quarter to $675 - $725 million as we will be paying for peak activity and well costs, primarily from the second half of the first quarter, in the second quarter. We believe well costs peaked over the last two quarters and have line of sight to meaningful decreases in the upcoming quarters. Both raw materials (including steel, diesel, sand) and service costs are now decreasing. We also expect lower completion costs in the coming quarters through increased efficiencies with the start-up of our second simulfrac e-fleet. The majority of our wells will be completed with either a simulfrac or simulfrac e-fleet beginning in the second quarter, reducing our exposure to spot frac prices. Our operated rig count for the year peaked at 16 - 17 rigs and we expect to average 14 - 15 rigs in the second half of the year. Therefore we remain confident in our $2.5 - $2.7 billion annual capex budget with our capex burden decreasing in the second half of the year.

Operating Costs:
Lease operating expenses were lower than guidance expectations in the first quarter, primarily due to power costs that were lower than expectations. We have fixed price contracts covering a significant percentage of our expected power use to reduce our exposure to power price spikes which are particularly prevalent in the summer months in Texas. Cash G&A and gathering, processing and transportation costs continue to trend in line with expectations. Production and ad valorem taxes as a percentage of revenue were slightly higher than expectations in the first quarter as commodity prices decreased through the quarter, but we expect that to level out through the remainder of the year at current strip prices.

Balance Sheet:
Total debt increased to just over $7.1 billion, and net debt increased to just over $7 billion in the first quarter, with net debt to last twelve months adjusted EBITDA of 1.0x. This quarterly increase is primarily attributable to the cash portion of the Lario acquisition, which closed in the first quarter. Also, our fourth quarter base plus variable dividend payment of $542 million plus our first quarter share repurchases of $332 million were significant calls on cash in the quarter. We expect net debt to decrease in the second quarter through Free Cash Flow generation, proceeds from asset sales closing in the quarter, a smaller cash dividend relative to the first quarter (as highlighted below) and the continued reduction of our income tax receivable.

Return of Capital:
We generated $646 million of Free Cash Flow in the first quarter. With our commitment to return at least 75% of our Free Cash Flow to stockholders on a quarterly basis, this means we are going to return $485 million of Free Cash Flow for the quarter. Of this, $147 million is attributable to our quarterly base dividend of $0.80 / share. Secondly, we repurchased $332 million worth of stock in the first quarter, which encompasses the majority of our post-dividend Free Cash Flow. This leaves $6 million, or $0.03 per share, for our variable dividend for the quarter.

The first quarter is exactly the reason we elected to implement a return of capital program with flexibility to allocate capital between share repurchases and a variable dividend. During the banking crisis and Silicon Valley Bank collapse, we took advantage of volatility and repurchased a significant amount of stock. In total, we repurchased 2.53 million shares for $332 million ($131.34 / share average) in the first quarter. Since the inception of our share repurchase program, we have repurchased 15.86 million shares for $1.93 billion ($121.85 / share average).

Other Business:
We continue to make progress on our non-core asset sale target that we increased to at least $1.0 billion by the end of 2023. We closed both the sale of our 10% interest in the Gray Oak crude oil pipeline and the divestiture of approximately 4,900 net acres in Ward and Winkler counties in the first quarter. In April, we closed the divestiture of approximately 19,000 net acres in Glasscock County. We have executed on transactions involving gross proceeds of $773 million. As a result, we expect to meet or exceed our divestiture target through the sale of other midstream or upstream non-core assets throughout the remainder of this year. As shown in our investor presentation, we own significant interests in multiple midstream joint ventures.

Thank you for your interest in Diamondback Energy,

Travis D. Stice
Chairman of the Board and Chief Executive Officer

Important Information Regarding Forward-Looking Statements and Non-GAAP Financial Measures

This letter contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties and assumptions. Important information regarding forward-looking statements is included in our earnings release furnished to the SEC simultaneously with this letter.

This letter also contains certain Non-GAAP financial measures. For definitions and reconciliations of the Non-GAAP financial measures to the most directly comparable GAAP financial measures, please see our earnings release furnished to the SEC simultaneously with this letter.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com